Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     AGREEMENT, made and entered into as of January 19, 2001 by and between The Gillette Company, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and James M. Kilts (the "Executive").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement; NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1. Definitions.

        (a) "Affiliate" of a specified person or entity shall mean a person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity specified.

        (b) "Base Salary" shall mean the annualized salary provided for in
Section 4 below or any increased salary granted to the Executive pursuant to
Section 4.

        (c) "Board" shall mean the Board of Directors of the Company.

        (d) "Bonus Payment Amount" shall mean the amount actually paid to the Executive pursuant to Section 13 of the Company's Incentive Bonus Plan or any comparable provision of any successor annual bonus plan.

        (e) "Cause" shall mean:

                (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or of any crime involving moral turpitude; or

                (ii) the Executive is guilty of willful gross neglect in carrying out his duties under this Agreement or of willful gross misconduct that results, or could reasonably be expected to result, in either case, in material harm to the business or reputation of the Company, unless, in either case, the Executive acted, or failed to act, in a good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company.

        (f) "Change of Control" shall mean

                (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 1(f)(i), the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that is excluded from Section 1(f)(iii) because it complies with Sections l(f)(iii)(A), l(f)(iii)(B) and l(f)(iii)(C).

                (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

                (iii) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        (g) "Change of Control Effective Date" shall mean the first date on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to a Change of Control, and if it is reasonably demonstrated by the Executive that such termination of employment
(1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then "Change of Control Effective Date" means the date immediately prior to the date of such termination of employment.

        (h) "Commencement Date" shall be January 19, 2001.

        (i) "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of six consecutive months as determined by a medical doctor selected by the Company and the Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

        (j) "Fair Market Value", when used with respect to the value of a security on a particular date, shall mean (A) the average of the high and low trading prices of the security on the principal national securities exchange or national market system on which the security is then listed or traded, in each case during normal business hours on such date or, if such date is not a trading day, on the most recent trading day that precedes such date or (B) if the security is not listed or traded on a national market system or national securities exchange as of such date, then the value as agreed by the Parties, or in the absence of such agreement, fair market value as determined by an independent appraiser on a going forward basis, determined without discount for transfer restrictions, lack of liquidity, minority status, or similar factors. For purposes of this Section 1(j), an "independent appraiser" is a nationally recognized, independent investment banking or accounting firm that has relevant appraisal experience and that is agreed upon by both Parties.

        (k) "Good Reason" shall mean the occurrence of any of the following events without the prior written consent of the Executive:

                (i) a reduction in the Executive's then current Base Salary or target bonus opportunity as a percentage of Base Salary;

                (ii) the taking of any other action by the Company that would diminish the incentive opportunities of the Executive as required hereunder;

                (iii) the taking of any action by the Company that would significantly diminish the aggregate value of the benefits (other than an across-the-board reduction applicable to employees generally) provided to the Executive under the Company's medical, health, accident, disability, life insurance, thrift and retirement plans;

                (iv) the failure to elect or reelect the Executive to any of the positions described in Section 3 below or removal of him from any such position;

                (v) a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the Chairman and Chief Executive Officer of the Company;

                (vi) a change in the reporting structure so that the Executive reports to someone other than the Board;

                (vii) relocation of the Executive's principal place of employment to a location other than Boston, Massachusetts, or, after the Change of Control Effective Date, requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to such Change of Control Effective Date;

                (viii) a material breach by the Company of any provision of this Agreement or the stock option agreement the form of which is attached hereto as Exhibit A;

                (ix) any purported termination of the Executive's employment by the Company that is not effected in accordance with Section 14(b), Section 14(c) or Section 14(d) (relating, respectively, to Disability, Cause or "without Cause" terminations); or

                (x) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

After the Change of Control Effective Date, any good faith determination of Good Reason by the Executive shall be conclusive.

        (l) "Highest Annual Bonus" shall mean an amount equal to the product of
(i) the Executive's Base Salary at the date of termination and (ii) the Highest Annual Bonus Percentage.

        (m) "Highest Annual Bonus Percentage" shall mean the higher of (i) the Executive's Recent Annual Bonus Percentage and (ii) one-hundred percent (100%).

        (n) "Pro Rata" shall mean a fraction, the numerator of which is the number of days that the Executive was employed in the applicable performance period and the denominator of which shall be the number of days in the applicable performance period.

        (o) "Recent Annual Bonus Percentage" shall mean the highest actual annual bonus percentage awarded to the Executive under the Company's annual incentive plans, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years (or such lesser number of years that the Executive has been employed) prior to the Change of Control Effective Date.

        (p) "Term of Employment" shall mean the period specified in Section 2 below (including any extension as provided therein).

     2. Term of Employment.

        The Term of Employment shall begin as of the Commencement Date, and shall extend until January 19, 2004, with automatic one-year extensions on each anniversary of the Commencement Date, commencing with the first anniversary, unless either Party notifies the other at least 90 days before such anniversary that the Term of Employment is not to so extend. Notwithstanding the foregoing, the Term of Employment shall end on the date on which the Executive's employment is earlier terminated by either Party in accordance with the provisions of
Section 14.

     3. Position, Duties and Responsibilities.

        (a) The Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company and shall, subject to the following sentence, be responsible for the general management of the affairs of the Company. The Executive shall assume his responsibilities as Chief Executive Officer effective February 12, 2001. The Executive shall be a member of the Board during the Term of Employment and the Board shall designate the Executive as its Chairman. The Executive, in carrying out his duties under this Agreement, shall report to the Board. During the Term of Employment, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company.

        (b) Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board (which approval shall not be unreasonably withheld),
(ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not conflict or materially interfere with the effective discharge of his duties and responsibilities under
Section 3(a).

     4. Base Salary.

        During the Term of Employment, the Executive shall be paid a Base Salary, payable in accordance with the regular payroll practices of the Company, of $1 million per year. The Base Salary shall be reviewed annually for any increase in the discretion of the Personnel Committee of the Board.

     5. Annual Incentive Award.

        During the Term of Employment, the Executive shall have a target bonus opportunity each year equal to 100% of Base Salary, payable in that amount if the performance goals established for the relevant year are met. If such performance goals are exceeded, the Executive shall receive a larger amount of up to 200% of Base Salary. For the year 2001, Executive's minimum award shall be equal to target, determined on a Pro Rata basis. The performance goals for each year shall be established by the Personnel Committee in consultation with the Executive. The Executive shall be paid his annual incentive awards no later than the date other senior executives of the Company are paid their annual incentive awards and in no event later than 90 days following the last day of the fiscal year in respect of which the annual incentive award is being paid. The Company may, but shall not be required to, implement the foregoing pursuant to a shareholder-approved bonus plan or arrangement that satisfies the requirements for exemption from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") that is set forth in
Section 162(m)(4)(C) of the Code.

Notwithstanding the foregoing, for each fiscal year of the Company which ends in the two-year period following the Change in Control Effective Date, the Executive's award shall be not less than the amount determined by multiplying his Base Salary for such year by the Recent Annual Bonus Percentage.

     6. Sign-on Arrangements.

        (a) Cash Sign-on Bonus. As soon as practicable following the Commencement Date, the Company shall pay the Executive a cash bonus of $250,000.

        (b) Stock Option Grant. As of the Commencement Date the Company shall grant the Executive a ten-year option to purchase 2 million shares of The Gillette Company common stock, in the form attached hereto as Exhibit A.

     7. Additional Long-Term Incentive Awards.

        (a) Stock Options. The Executive shall receive a minimum stock option grant of 650,000 shares, subject to adjustment as provided in the next paragraph , in each of 2001, 2002 and 2003. The grants shall be made no later than the date on which the first grant of options is made to the Company's senior executives generally for such year, but in no event later than December 31.
The grants shall be made pursuant to The Gillette Company 1971 Stock Option Plan (the "Plan") or successor plan (if any) and contain the terms and conditions set forth in Exhibit B attached hereto. In the event there is no plan in place under which the options can be granted, the Executive's grants shall be made substantially in the form attached hereto as Exhibit A, except that the vesting schedule shall be as set forth in Exhibit B.

        If, before the grant of any of the options provided for in this Section 7(a) there occurs an event described in Section 9 of the Plan (or in the comparable section of a successor plan), the number and kind of shares to be granted pursuant to such options shall be adjusted to the extent determined to be appropriate by the Board, in a manner consistent with the adjustments made to outstanding stock options held by Executive (if any) and by other senior-level executives of the Company, in order to preserve the value of the options.

        (b) Ongoing Term Incentive Awards. The Executive shall be eligible to participate in any long-term incentive program that may hereafter be made available to other senior-level executives generally; provided, that the Executive's participation therein shall take into account the options to be granted to him pursuant to Section 7(a) hereof.

     8. Stock Purchase.

        Executive agrees to buy $1 million in The Gillette Company common stock with his own funds from the Company on the Commencement Date at a price per share equal to the Fair Market Value on the Commencement Date, with payment to be made by the Executive no later than the close of business of the Company on January 26, 2001 and to hold such stock for a period of no less than the lesser of three years or until the date of termination of his employment.

     9. Employee Benefit Programs.

        During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans, programs and arrangements made available to the Company's senior-level executives or to its employees generally on the same terms and conditions as other senior-level executives, as such plans, programs or arrangements may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and all other pension or retirement plans or programs and employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded. Company-provided life insurance will be no less than 300% of Base Salary. The Executive's participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period and other requirements for such participation. The Executive shall be entitled to six weeks paid vacation per calendar year of employment. The Executive agrees to cooperate with any required eligibility procedures with respect to such plans, programs and arrangements, including without limitation customary medical underwriting procedures.

     10. Supplemental Pension.

        (a) Following any termination of his employment with the Company other than by the Company for Cause or as a result of his death, the Executive shall be entitled to receive a supplemental pension benefit with annual payments equal to five percent (5%) of his Average Final Annual Compensation (as defined below) multiplied by his full and partial years of service with the Company (including any additional years of credited service pursuant to Sections 14(d) and 15(c)); provided however, that the maximum annual pension to which the Executive shall be entitled shall be 50% of his Average Final Annual Compensation. For this purpose, "Average Final Annual Compensation" shall be defined as the Executive's average cash compensation for the 36 consecutive months of highest cash compensation or such shorter period as the Executive has been employed by the Company, if the Executive has been employed for less than 36 months with the Company. Cash compensation shall include all salary and bonuses earned in respect of such 36-month period, regardless of when paid. The supplemental pension shall be fully vested and shall be paid monthly with the first payment to be made at the beginning of the first month following the termination of the Executive's employment hereunder. The Executive's entitlement to the supplemental pension benefit (apart from the determination of the amount of the benefit as set forth in the first sentence) shall apply without regard to the period of the Executive's employment with the Company.

        (b) If the Executive should die with a spouse surviving him after he has commenced receiving a benefit under this Section 10 (or would have commenced receiving a benefit but for the offset provided under Section 10(c)), the spouse's benefit, payable monthly, shall be determined in accordance with an election to be made by the Executive prior to the commencement of the supplemental pension benefit. The post-retirement benefit provided the spouse shall result in the normal actuarial discount applied to a joint and survivor benefit pursuant to the Company's tax-qualified pension plan.

        (c) Notwithstanding the foregoing, the supplemental pension benefit (including a spouse's benefit) determined in accordance with this Section 10 shall be offset (but not below zero) by any pension benefit (including a survivor's benefit) or long-term disability benefit received by the Executive (or pension or survivor benefit received by the spouse) under any of the Company's defined benefit pension or long-term disability benefit plans but shall not be offset by any other pension or retirement benefit paid by any prior employer of the Executive.

     11. Perquisites.

        The Executive shall be entitled to perquisites on the same basis as provided to other senior level executives and, in any event, shall be entitled to have the Company provide the following:

        (a) a car and driver for business purposes, including commutation, as provided in Section 13, and as needed or required for security purposes;

        (b) reimbursement of tax and financial counseling fees up to $15,000 per year;

        (c) a residential security system;

        (d) membership and annual fees for two luncheon clubs; and

        (e) an annual physical by the doctor of his choice, including gross-up for any tax liabilities the Executive incurs in respect to the provision of such annual physical.

     12. Aircraft Travel.

        For security purposes, the Executive shall be required to use, at Company expense, private aircraft for travel in North America including, without limitation, his weekly commutation as provided in Section 13. Outside North America he shall be entitled to first class air travel.

     13. Reimbursement of Business and Other Expenses; Commutation; Relocation.

        The Executive is authorized to incur reasonable expenses in connection with carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy. The Company shall pay legal fees and expenses up to $100,000 incurred by the Executive in connection with the negotiation and implementation of the Executive's employment arrangements with the Company, including, without limitation, gross-up for any tax liabilities the Executive incurs with respect to such payments.

        The Executive shall be under no obligation to relocate his personal residence to the Boston area. The Company shall provide and maintain for the Executive a 2-room apartment with full hotel services in the Boston area mutually acceptable to the Company and the Executive and pay any costs associated with the Executive's weekly commuting from Boston to the Executive's residence in Rye, New York including, without limitation, gross-up for any tax liabilities Executive incurs with respect to commutation costs.

        In the event the Executive relocates from the New York area to the Boston area, the Company will pay all costs associated with his relocation, including, without limitation, gross-up for any tax liabilities Executive incurs with respect to such relocation payments or reimbursements.

     14. Termination of Employment.

        (a) Termination Due to Death. In the event that the Executive's employment hereunder is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following:

                (i) Base Salary through the date of his death;

                (ii) a Pro-Rata annual incentive award for the year in which the Executive's death occurs based on the target bonus for the year of termination, payable promptly following his death; and

                (iii) full vesting and exercisability of all outstanding stock options which shall remain exercisable for a period equal to the lesser of one year and the remainder of their originally scheduled terms.

        (b) Termination Due to Disability. In the event that the Executive's employment hereunder is terminated by either Party hereto due to the Executive's Disability, he shall be entitled to the following:

                (i) Disability benefits provided in accordance with the long-term disability program in effect for senior executives at the Company; provided, however, in no event shall such benefits provide the Executive less than 50% of his then Base Salary to age 65;

                (ii) Base Salary through the end of the month before the month in which Disability benefits commence;

                (iii) a Pro-Rata annual incentive award for the year in which the termination occurs based on the target bonus for the year of termination, payable promptly following the termination of his employment;

                (iv) full vesting and exercisability of all outstanding options which shall remain exercisable for a period equal to the lesser of one year and the remainder of their originally scheduled terms; and

                (v) continued participation in all medical, dental, vision and hospitalization insurance coverage and benefits and in all other employee welfare benefit plans or programs in which he was participating on the date of the termination of his employment for a period of 24 months following such date, on the same terms and conditions as if he had remained employed by the Company; provided that to the extent that the Company's plans do not permit continuation of the Executive's participation throughout such period, the Company shall provide the Executive, no less frequently than quarterly in advance, with an amount which, after taxes, is sufficient for him to purchase equivalent benefits.

        In no event shall a termination of the Executive's employment hereunder for Disability occur until the Party terminating his employment gives written notice to the other Party in accordance with Section 28 below.

        (c) Termination by the Company for Cause.

                (i) A termination for Cause shall not take effect unless the provisions of this subclause (i) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 60 days of the Board's learning of such act or acts or failure or failures to act. In the event the proposed termination is based on subclause (ii) of Section 1(d) above, the Executive shall have ten calendar days after the date that such written notice has been given to the Executive in which to cure such conduct. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board, and, thereafter, upon a determination by affirmative vote of no fewer than three-quarters of the members of the Board that Cause exists, he shall be terminated for Cause.

                (ii) In the event the Company terminates the Executive's employment hereunder for Cause:

                             (A) he shall be entitled to Base Salary through the
date of the termination; and

                             (B) all stock options shall be forfeited.

        (d) Termination without Cause or Termination for Good Reason.

        In the event (x) the Executive's employment hereunder is terminated by the Company without Cause, other than due to Disability or death, or (y) the Executive terminates his employment for Good Reason hereunder at his initiative within 60 days following the occurrence of a Good Reason which has not been cured by the Company within 20 calendar days of receipt of notice thereof from the Executive, the Executive shall be entitled to the following benefits:

                (i)     Base Salary through the date of termination;

                (ii) a Pro-Rata annual incentive award for the year of termination, based on the target bonus for such year, payable promptly following such termination;

                (iii) a lump sum payment in an amount equal to two times the Executive's Base Salary, determined as provided in the last sentence of this
Section 14(d), payable promptly following such termination;

                (iv) a lump sum payment in an amount equal to two times the Executive's target annual incentive award for the year of termination, payable promptly following such termination;

                (v) all outstanding stock options shall become fully vested and exercisable and shall remain exercisable for a period equal to the lesser of five years and the remainder of their originally scheduled terms;

                (vi) two additional years of service for the purpose of determining the supplemental pension benefit pursuant to Section 10; provided, however, that the total number of years of service taken into account in determining such benefit shall in no event exceed ten (10); and

                (vii) continued participation in all medical, dental, vision and hospitalization insurance coverage and benefits and in all other employee and senior-level executive welfare benefit plans, programs and arrangements in which he was participating on the date of the termination of his employment, on the same terms and conditions as if he had remained employed by the Company, for a period equal to 24 months following the termination of his employment; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described above shall be secondary to those provided under such other plan during such applicable period of eligibility, provided that, to the extent that the Company's plans, programs and arrangements do not permit such continuation of the Executive's participation following his termination, the Company shall provide the Executive, no less frequently than quarterly in advance with an amount which, after taxes, is sufficient for him to purchase equivalent benefits.

For purposes of Section 14(d)(iv) above, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the date of termination of the Executive's employment, provided however, if, prior to the termination of the Executive's employment pursuant to this Section 14(d), the Base Salary has been reduced without the Executive's consent, the Base Salary in effect on the date of termination of the Executive's employment shall be deemed to be the Base Salary as in effect prior to such reduction.

        (e) Voluntary Termination. In the event that Executive terminates his employment hereunder on his own initiative, other than a termination in accordance with Section 14(a), 14(b) or 14(d) (relating respectively to death, Disability and "without Cause" terminations) (except to the extent otherwise provided in Section 14(f)), he shall be entitled to:

                (i) Base Salary through the date of termination; and


                (ii) the lesser of 90 days and the remainder of the regularly scheduled option term to exercise vested stock options and all unvested options shall be forfeited.

A voluntary termination by the Executive is not a breach of this Agreement.

        (f) Retirement. The Executive shall be entitled to retire, for purposes of the stock options granted pursuant to Section 6(b) and 7(a) hereof, by voluntarily terminating his employment on or after the third anniversary of the Commencement Date. Upon such termination for retirement, any stock options which are not then vested shall become exercisable and all stock options shall remain exercisable for a period equal to the lesser of the remainder of the originally scheduled term and five years.

        (g) Other Termination Benefits. In the case of any termination of his employment with the Company, the Executive or his estate, where applicable, shall also be entitled to prompt payment or provision of:

                (i) the supplemental pension benefit described in Section 10 (other than following a termination for Cause or death);

                (ii) unless Executive has been terminated for Cause, the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid (subject to deferral of payments to the extent the Executive has elected, irrevocably, such deferral);

                (iii) any expense reimbursements due the Executive; and

                (iv) other benefits, including senior level executive benefits, if any, in accordance with applicable plans, programs and arrangements of the Company.

        (h) No Mitigation; No Offset. In the event of any termination of his employment hereunder, the Executive shall be under no obligation to seek other employment and except in the event of a termination by the Company for Cause there shall be no offset against amounts or benefits due the Executive under this Agreement on account of any claims asserted by the Company or any remuneration or benefits attributable to any subsequent employment that he may obtain, except to the extent set forth in Section 14(d)(vii).

        (i) Nature of Payments. Any amounts due under this Section 14 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

        (j) Resignation. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board he shall immediately resign from the Board and from all boards of directors of subsidiaries and Affiliates of the Company of which he may be a member. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

        (k) Cooperation in Litigation. For a period of two years following the termination of his employment, upon the reasonable request by the Company, the Executive shall cooperate in any litigation or other dispute relating to any matter in which he was involved during his employment with the Company; provided, that the Executive shall not be obligated to spend time and/or travel in connection with such cooperation to the extent it would interfere with his other commitments and obligations. The Company shall reimburse the Executive for all expenses he reasonably incurs in so cooperating, and shall pay the Executive a mutually agreed fee for his time spent in such cooperation (including without limitation any travel time); provided, that if the Executive and the Company cannot agree on such fee, they shall mutually select an independent expert to determine the appropriate amount of such fee based upon prevailing market practices. The determination of any such independent expert shall be final and binding, and the fees and expenses of such expert in making such determination shall be paid by the Company.

     15. Change of Control.

        (a) Notwithstanding any other provision of this Agreement, the provisions of this Section 15 shall apply if there occurs a Change of Control during the Term of Employment and the Executive's employment is terminated (i) during the period from the Change of Control Effective Date through the second anniversary thereof by the Company, other than for Cause or as a result of the Executive's Disability or death, or by the Executive for Good Reason, (ii) by the Executive for any reason during the 30-day period immediately following the first anniversary of a Change of Control, or (iii) by the Company prior to a Change of Control, if, in accordance with the definition of Change of Control Effective Date, it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control.

        (b) In the event of a termination of the Executive's employment described in Section 15(a), then the Executive shall be entitled to the benefits set forth in Section 14(d), as modified by this Section 15. In lieu of the lump sum payments provided for in clauses (i), (ii), (iii) and (iv) of Section 14(d), the Company shall pay to the Executive, in a lump sum in cash within 30 days after the date of termination, an amount equal to the aggregate of the following amounts:

                (i) the sum of (A) the Executive's Base Salary through the date of termination to the extent not theretofore paid, (B) the product of (x) the Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, reduced (but not below zero), if the date of termination occurs in the same fiscal year as the Change of Control, by the Executive's Bonus Payment Amount, (C) if elected by the Executive, any compensation previously deferred by the Executive under the Company's Supplemental Savings Plan, Incentive Bonus Plan and/or Stock Equivalent Unit Plan or any other plan, agreement or arrangement of the Company (together with any accrued interest or earnings thereon), and (D) any accrued vacation pay, in each case to the extent not theretofore paid;

                (ii) the amount equal to the product of (A) three and (B) the sum of (x) the Executive's Base Salary and (y) the Executive's Highest Annual Bonus; and

                (iii) if elected by the Executive within 60 days following execution of this Agreement and prior to the Change of Control Effective Date, in lieu of and in substitution for the monthly benefit represented thereby, an amount equal to the lump sum actuarial equivalent (utilizing the interest rate and mortality table in effect for lump sum distributions under the Company's tax-qualified pension plan immediately prior to the Change of Control Effective Date, and determined assuming benefit commencement as of the date of termination) of that portion (if any) of the Executive's monthly supplemental pension benefit otherwise payable under Section 10, that accrues as a result of the application of the first sentence of Section 15(c).

        (c) In addition, in the event of a termination of the Executive's employment described in Section 15(a), in lieu of the benefit provided in clause
(vi) of Section 14(d), the Executive shall be entitled to three (3) additional years of service for the purpose of determining the supplemental pension benefit pursuant to Section 10; provided, however, that the total number of years of service taken into account in determining such benefit shall in no event exceed ten (10).

        (d) Finally, in the event of a termination of the Executive's employment described in Section 15(a), the following additional benefits shall be provided to the Executive:

                (i) for purposes of determining the Executive's eligibility for retiree benefits pursuant to the Company's welfare plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the date of termination, provided, however, that the Executive's commencement of such retiree benefits shall not be any sooner than the Executive's earliest retirement date under the Company's Retirement Plan and Supplemental Retirement Plan;

                (ii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive's sole discretion; and

                (iii) clause (vii) of Section 14(d) shall be amended by changing the phrase "24 months" to "36 months".

     16. Excise Tax.

        (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution from the Company or its Affiliates to or for the benefit of the Executive (whether paid or payable, received or receivable, or distributed or distributable pursuant to the terms of this Agreement, any plan or program of the Company or its Affiliates or otherwise but determined without regard to any additional payments required under this Section 16) (the "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

        (b) Subject to the provisions of Section 16(c), all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") that shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 16(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

        (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

                (i) give the Company any information reasonably requested by the Company relating to such claim,

                (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 16(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 16(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 16(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 16(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     17. Confidentiality; Non-Competition.

        (a) The Executive agrees that he will not at any time during the Term of Employment or thereafter disclose or use any confidential information of a proprietary nature relating to the Company or any Affiliate, and their respective businesses, which information shall have been obtained by the Executive during the Executive's employment by the Company or any Affiliate. For this purpose, "confidential information of a proprietary nature" shall include pricing policies, technical processes, formulae, inventions, research projects or other information regarding the financial and business affairs of the Company or any Affiliate that at the time in question have not been disclosed to the public or within the relevant trade or industry. Notwithstanding the foregoing provisions of this Section 17, the Executive may disclose or use any such information (i) as such disclosure or use may be required or appropriate in the course of his employment with the Company, (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, or (iii) with the prior written consent of the Company.

        (b) The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive's employment and his personal rolodex, personal files, phone book and similar items.

        (c) During the Term of Employment and for a period of two years following the termination of his employment, the Executive shall not, other than in the course of performing his duties hereunder during the Term of Employment or as agreed by the Company in writing, engage in a "Competitive Business", directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business.

        The Executive shall not be deemed to be in violation of this Section 17(c) from (i) his acquiring, solely as an investment, up to five percent (5%) of the outstanding equity securities (measured by value) of any entity, (ii) his becoming a consultant, advisor and/or agent to any entity providing consulting, investing or other services to any Competitor, so long as the Executive does not render services or advice, directly or indirectly, to any Competitor or Affiliate of the Competitor or (iii) his becoming affiliated with an entity which is not a Competitor which is subsequently acquired by or merged with a Competitor; provided that following such acquisition or merger, his duties do not involve any responsibilities with regard to any Competitive Business.

        "Competitive Business" shall mean a business that competes with a business that (i) was being conducted by the Company or any of its Affiliates at the time of the Executive's termination, and is being conducted at the time of the alleged violation, or (ii) the Company or any of its Affiliates was seeking to conduct, or seriously considering conducting, at the time of the Executive's termination and the Company or any of its Affiliates is actually conducting, or which the Company is seeking to conduct or seriously considering conducting, at the time of the alleged violation. "Competitor" shall mean any entity which engages in any Competitive Business.

        (d) The Executive agrees that for a period of two years following the termination of his employment, he will not, without the prior written consent of the Company, directly or indirectly, knowingly solicit or encourage any officer, employee or consultant of the Company or any of its subsidiaries to leave the employ of the Company and its subsidiaries. Notwithstanding the foregoing, the Company agrees that the Executive's (i) responding to an unsolicited request of an employee of the Company for advice on employment matters or (ii) responding to an unsolicited request for an employment reference regarding an employee of the Company shall not by itself be deemed a violation of this Section 17(d).

        (e) The Executive agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 17; accordingly, the Company shall be entitled, in addition to its rights at law, to seek injunctive and other equitable relief. If the Company defers or withholds payment of any amount otherwise payable under this Agreement on the basis of an asserted violation of the provisions of this Section 17, and it is subsequently finally determined that the Executive did not commit any such violation, the Company shall promptly pay all such unpaid amounts to the Executive, together with interest at the applicable federal rate as defined in Section 1274 of the Code, from the date such payments should have been made under this Agreement until the date they are actually paid.

     18. Resolution of Disputes.

        Any dispute arising under, or relating to, this Agreement, any other agreement between Executive and the Company or its Affiliates, the Executive's employment with the Company or any termination of such employment shall be resolved by binding arbitration, to be held in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator, including any injunctive relief, may be entered in any court having jurisdiction thereof. The Company shall advance to the Executive all reasonable fees, costs and expenses incurred by him in connection with such arbitration within 20 days after receipt by the Company of a written request for such advance, subject to repayment by the Executive thereof, if the arbitrator(s) determines that the Executive had no reasonable good faith basis for asserting his position with respect to the dispute in question.

     19. Indemnification.

        (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and not otherwise received by him from another source, such as insurance, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs and legal representatives. The Company shall advance to the Executive all costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for the repayment.

        (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 19(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

        (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive with terms and conditions no less favorable than the most favorable coverage then applying to any other present or former director or officer of the Company, both during the Term and for six years thereafter; provided, that during any periods when such insurance policy remains in effect but the Executive is not serving as an officer or director of the Company, such policy shall cover only acts, omissions and events occurring during his period of service as an officer or director of the Company.

     20. Assignability; Binding Nature.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 26.

     21. Entire Agreement.

        This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

     22. Representations.

        (a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person, entity or body whose action is required) to enter into this Agreement and to perform its obligations under it;
(ii) the execution, delivery and performance of this Agreement by it will not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        (b) The Executive represents and warrants that (i) he has the free and unfettered right to enter into this Agreement and to perform his obligations under it; (ii) to the best of his knowledge, the execution, delivery and performance of this Agreement by him will not violate any contract or agreement to which he is a party or by which he is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms.

     23. Amendment or Waiver.

        No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

     24. Severability.

        In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

     25. Survivorship.

        Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term of Employment, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either Party without the written consent of the other Party.

     26. Beneficiaries; References.

        The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     27. Governing Law.

        This Agreement shall be governed in accordance with the laws of Delaware without reference to principles of conflict of laws.

     28. Notices.

        All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) three days after mailing by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:      The Gillette Company
                        Prudential Tower Building
                        Boston, Massachusetts  02199

                        Attn:  General Counsel

If to the Executive:    Mr. James M. Kilts
                        c/o The Gillette Company
                        Prudential Tower Building
                        Boston, Massachusetts  02199

     29. Headings.

        The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     30. Withholding.

        The Company shall withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive acknowledges that except for such withholding, and except for such gross-ups as are specifically provided herein, he is responsible for paying his own taxes.

     31. Counterparts.

        This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

     The Gillette Company



     By: /s/ Robert E. DiCenso
        ----------------------------------------
        Robert E. DiCenso



         /s/ James M. Kilts
        ----------------------------------------
        James M. Kilts






                                   EXHIBIT A

                             STOCK OPTION AGREEMENT

     1. Grant of Option. The Gillette Company (the "Company") hereby grants to James M. Kilts (the "Optionee"), effective as of January 19, 2001 (the "Grant Date"), an option to purchase an aggregate of 2,000,000 shares of common stock of the Company (the "Common Stock") at a price of $34.16 per share, purchasable as set forth in, and subject to the terms and conditions of, this Stock Option Agreement and the Employment Agreement dated as of January 19, 2001 between the Company and the Optionee (the "Employment Agreement"). All capitalized terms not defined in this Stock Option Agreement shall have the meanings ascribed to such terms in the Employment Agreement.

     2. Exercisability of Option.

        (a) On the Grant Date, this option shall vest and be exercisable with respect to 500,000 shares. On each of the first three anniversaries of the Grant Date, except as otherwise provided below, this option shall vest and become exercisable with respect to an additional 500,000 shares.

        (b) In the event that the Optionee's employment with the Company is terminated due to death or Disability, pursuant to Section 14(a) or 14(b), respectively, of the Employment Agreement, this option, to the extent not yet vested and exercisable, shall become fully vested and exercisable as of the date of termination, and shall remain exercisable for all shares through the first anniversary of such date, or, if earlier, January 19, 2011, at which time it shall expire to the extent it is not yet exercised.

        (c) In the event that the Optionee's employment with the Company is terminated for Cause, pursuant to Section 14(c) of the Employment Agreement, this option shall expire.

        (d) In the event that the Optionee's employment with the Company is terminated without Cause or for Good Reason, pursuant to Section 14(d) of the Employment Agreement, or Retirement, pursuant to Section 14(f) of the Employment Agreement, this option shall become fully vested and exercisable as of the date of termination and shall remain fully exercisable through the fifth anniversary of the date of termination, or, if earlier, January 19, 2011, at which time it shall expire to the extent it is not yet exercised.

        (e) In the event that the Optionee voluntarily terminates his employment with the Company prior to the third anniversary of the Grant Date, pursuant to
Section 14(e) of the Employment Agreement, this option (x) to the extent that it is exercisable as of the date of termination, shall remain fully exercisable for 90 days following such date, or, if earlier, January 19, 2011, at which time it shall expire, and (y) to the extent that it is not exercisable as of the date of termination, shall expire.

        (f) Anything elsewhere to the contrary notwithstanding, (x) immediately prior to any Change of Control that occurs while this option remains outstanding during the Optionee's employment with the Company (to permit the Optionee, if he chooses, to exercise the option and acquire the shares subject to such exercise prior to the Change of Control), this option shall become fully vested and exercisable, (y) upon any termination by the Optionee which occurs pursuant to notice given by the Optionee within the 30 day period following the first anniversary of a Change of Control (a Termination under Section 15(a)(ii) of the Employment Agreement), this option shall remain fully exercisable through the fifth anniversary of the date of termination, or, if earlier, January 19, 2011, and (z) upon any involuntary termination by the Company without Cause which occurs during the one year period following a Change of Control, this option shall remain fully exercisable through January 19, 2011.

        (g) Anything herein to the contrary notwithstanding, this option shall cease to be exercisable with respect to any shares at the end of the day on January 19, 2011.

     3. Exercise of Option.

        (a) Method of Exercise and Payments. Subject to the conditions set forth in this Stock Option Agreement, this option may be exercised in accordance with any method applicable either to options granted under the Company's 1971 Stock Option Plan, as amended (so long as the Company has any options outstanding under such plan and regardless of whether there are options outstanding thereunder if the Company shall not have adopted a successor plan) or under any successor stock option plan from time to time in effect (collectively, the "Plan"), including, without limitation, the provisions for payment of the exercise price of options and the provisions for delivery of shares purchased, and in accordance with the practices and procedures of the Company applicable to exercise of options by senior executives generally. The Company has in effect, and agrees to continue in effect and to make available to the Optionee at his election, for the term of this option, a "brokered exercise" program under the Plan. The Company will make available to the Optionee loans or guarantees with respect to the exercise price insofar as made available to any other senior executive or any director of the Company under the Plan or any other plan, program or arrangement of the Company.

        (b) Reservation of Shares. The Company shall at all times reserve, out of its authorized and unissued shares, a number of shares sufficient to provide for the exercise in full of this option. All shares issued upon exercise of this option shall be duly authorized and, when issued upon such exercise, shall be
(i) validly issued, fully paid and nonassessable, (ii) registered for sale, and for resale, under Federal and state securities laws and (iii) listed, or otherwise qualified, for trading in the United States on a national securities exchange or national securities market system.


     4. Deferral of Option Gains.

        (a) Notwithstanding anything elsewhere in this Agreement to the contrary, the Optionee shall have the right, by furnishing written notice to the Company during his employment with the Company and at least six months prior to any exercise of this option, to elect to defer all or a portion of any gains realized upon or in connection with such exercise. Any such deferral shall be made in such manner as may reasonably be required by the Company, including without limitation such requirements as may apply in order to defer such gains for Federal and state income tax purposes. Payment of the exercise price for such exercise shall be made by presenting to the Company shares of Common Stock (the "Presentation Shares") owned by the Optionee (which, in the event they were acquired by the previous exercise of a stock option, shall have been held by the Optionee for at least six months before the date of such exercise) and having a fair market value (as defined in the Plan) equal to the exercise price. The excess of the number of shares for which the option is exercised over the number of Presentation Shares shall be deferred in the form of "Share Units" as discussed in the next sentence. A "Share Unit" shall represent a share of Common Stock, including any dividends and other distributions that may be declared or made thereon during the period of the deferral. The Share Units shall be paid out under the terms of the Optionee's election to defer in the form of shares of Common Stock.

        (b) To the extent that any gain that would be realized by the Optionee upon an exercise of this option during his employment with the Company may not be deductible in full by the Company by virtue of Section 162(m) of the Internal Revenue Code of 1986, as amended (such Section, together with any successor thereto and any regulations thereunder, referred to herein as "Section 162(m)"), then the Optionee shall be deemed to have made a timely election to defer such portion of such gain pursuant to Section 4(a) above until the later of (i) the time (if any) actually elected pursuant to Section 4(a) and (ii) 30 days following the date on which payment of all or part of such deferral amount will not result in loss of deductibility under Section 162(m) (but only up to that amount which can be paid without loss of deductibility under Section 162(m)).

     5. Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred in whole or in part (a) by will or the laws of descent and distribution, (b) to any Family Member or to any trust, limited liability company, partnership or comparable entity, the principal beneficiaries of which are the Optionee and/or his Family Members, provided that such Family Members and/or entities (and upon distribution their beneficiaries) agree to be bound by the provisions of this Stock Option Agreement or (c) to organizations qualifying as charitable organizations within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. For purposes of clause (b) of the preceding sentence, "Family Member" shall mean the Optionee's spouse, parents, the parents of the Optionee's spouse, and lineal descendants of any of the foregoing (including descendants by adoption) and any other individual or entity included in the definition of "family member" for purposes of Form S-8 Registration Statement, as from time to time amended. Any individual or entity to whom this option has been transferred in whole or in part in accordance with the first sentence of this Section 5 shall, to the extent of the transfer, succeed to the rights, and assume the obligations, of the Optionee under this Stock Option Agreement but may not transfer this option (in whole or in part) other than to the Optionee without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Optionee shall give notice to the Company of any transfer of this option, in whole or in part, pursuant to clause (b) of the first sentence of this Section 5. Notwithstanding the foregoing, no such transfer shall be effective unless and until Optionee and the transferee(s) have executed such documentation of their respective rights and obligations as the Company may reasonably determine to be necessary or appropriate.

     6. Adjustment Provisions. The provisions of the Plan (as defined in Section 3(a) above, including Section 9 of the 1971 Stock Option Plan, as amended, or any corresponding provision of a successor plan) with respect to changes in the Common Stock in certain events shall be applicable to this option as if incorporated herein, and they are hereby incorporated by reference.

     In addition, notwithstanding the last sentence of Section 9 of the 1971 Stock Option Plan, as amended, and any corresponding provision of any successor plan, upon the occurrence of any event described in such sentence, the Company shall, if the Optionee so requests and the Board approves, use its reasonable best efforts to arrange to have the surviving corporation or any corporation of which the Company has become the direct or indirect subsidiary, assume this option or grant a replacement option to the Optionee.

     7. Tax Withholding. The Company's obligation to deliver shares upon the exercise of this option shall be subject to the Optionee's satisfaction of all applicable Federal, state and local income, excise, and employment tax withholding requirements ("tax obligations"). The Optionee may satisfy any such tax obligations (a) in any of the manners provided in Section 3(a) above for payment of the purchase price; (b) by authorizing the Company to sell securities that would otherwise have been delivered to the Optionee having a Fair Market Value equal to, but not greater than, the minimum amount of tax required to be withheld; or (c) by any combination of (a) and (b).

     8. The Company's Representations. The Company represents and warrants that
(a) it is fully authorized by action of its Board (and of any person or body whose action is required) to enter into this Stock Option Agreement and to perform its obligations under it; (b) the execution, delivery and performance of this Stock Option Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or any agreement among holders of its shares; and (c) upon the execution and delivery of this Stock Option Agreement by the Company and the Optionee, this Stock Option Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     9. Miscellaneous.

        (a) Any dispute arising out of or relating to this Stock Option Agreement shall be resolved by binding arbitration in accordance with Section 18 of the Employment Agreement.

        (b) All notices and other communications relating to this Stock Option Agreement shall be given as provided in Section 28 of the Employment Agreement.

        (c) Sections 20 (other than the last sentence thereof), 23, 25, 26 (second sentence only), 29 and 31 of the Employment Agreement (relating, respectively, to assignability; amendment or waiver; survivorship; references; headings; and counterparts) shall be deemed incorporated herein in full, with the references to the "Agreement" in such Sections being treated as references to this Stock Option Agreement and the references to the "Executive" in such Sections being treated as references to the Optionee.

        (d) Nothing contained in this Stock Option Agreement shall be construed or deemed under any circumstances to bind the Company to continue the employment of the Optionee for the period within which this option may be exercised.

        (e) This Stock Option Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without reference to conflict of laws principles.

Grant Date:  January 19, 2001
                                           THE GILLETTE COMPANY

                                           By: /s/ Robert E. DiCenso
                                                    ---------------------------
                                           Name:    Robert E. DiCenso
                                           Title:   Senior Vice President --
                                                    Personnel and Administration

ACCEPTED
--------
OPTIONEE


/s/ James M. Kilts
----------------------------------------
James M. Kilts








                                   EXHIBIT B

                      SUMMARY OF KEY TERMS AND CONDITIONS
                          FOR ADDITIONAL STOCK OPTIONS


     1. Date, Size and Term of Grants: Not less than 650,000 shares in each of 2001, 2002 and 2003, subject to adjustment pursuant to Section 7(a) of the Employment Agreement. The term of each option shall be 10 years.

     2. Exercise Price: Equal to the Fair Market Value on the date of grant.

     3. Vesting: Each option shall vest and become exercisable in substantially equal annual installments on the first three anniversaries of its grant date, unless earlier vested upon termination of employment or Change of Control.

     4. Consequences of Different Terminations:

        (a) Death or Disability: Upon the Executive's death or Disability, all outstanding options shall be fully vested and remain exercisable for the lesser of one year and their remaining originally scheduled terms.

        (b) Termination for Cause: All outstanding options shall be forfeited.

        (c) Termination by the Company without Cause or by the Executive for Good Reason or upon Retirement pursuant to Section 14(f) of the Employment
Agreement: All outstanding options shall be fully vested and remain exercisable for the lesser of five years and the remainder of their originally scheduled terms.

        (d) Voluntary Termination: Outstanding options that are vested at the date of termination shall remain exercisable for the lesser of 90 days and the remainder of their originally scheduled terms; all unvested options shall be forfeited.

        (e) Certain Terminations After a Change of Control: Upon any termination of the Executive's employment (1) by the Executive pursuant to a notice given by him within the 30-day period following the first anniversary of a Change of Control, outstanding options shall remain exercisable for the lesser of five years and the remainder of their originally scheduled terms, and (2) by the Company without Cause during the one-year period following a Change of Control, outstanding options shall remain exercisable for the remainder of their originally scheduled terms.

     5. Consequences of a Change of Control: Immediately prior to any Change of Control, all outstanding options shall be fully vested.






                       AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment is made as of January 19, 2001 by and between The Gillette Company, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and James M. Kilts (the "Executive").

                                WITNESSETH THAT:
                                ---------------

     WHEREAS, the Company and the Executive have heretofore entered into an Employment Agreement dated as of January 19, 2001 (the "Employment Agreement"); and

     WHEREAS, both parties are desirous of modifying the Employment Agreement as regards the Company's obligations to provide certain life insurance coverage during the Executive's term of employment with the Company.

     NOW, THEREFORE, the Company and the Executive agree to modify the Employment Agreement, pursuant to Section 23 thereof, by amending Section 9 of the Employment Agreement to read in its entirety as follows:

"9. Employee Benefit Programs.

     "During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans, programs and arrangements made available to the Company's senior-level executives or to its employees generally on the same terms and conditions as other senior-level executives, as such plans, programs or arrangements may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability plans, accidental death and dismemberment protection, travel accident insurance, and all other pension or retirement plans or programs and employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded; provided, however, that the Executive shall not participate in any of the Company's executive or group life insurance programs and, in lieu thereof and substitution therefor, the Company shall pay the premium cost of the certain term life insurance policies (nos. MH0003676 and MH0003677 each issued as of December 28, 1999 by Old Line Life Insurance Co. of America) covering the Executive and his spouse during the Term of Employment or until the sooner termination of such policies. The Executive's participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period and other requirements for such participation. The Executive shall be entitled to six weeks paid vacation per calendar year of employment. The Executive agrees to cooperate with any required eligibility procedures with respect to such plans, programs and arrangements, including without limitation customary medical underwriting procedures."

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

THE GILLETTE COMPANY



By: /s/ Edward E. Guillet
    ----------------------------------------
    Edward E. Guillet



    /s/ James M. Kilts
    ----------------------------------------
    James M. Kilts








            Amendment to Employment Agreement Dated January 19, 2001


     This amendment to the Employment Agreement by and between The Gillette Company (the "Company") and James M. Kilts (the "Executive") is made and entered into as of this 27th day of August 2002.

     Whereas the Company has amended the post termination exercise periods for all options granted under its Stock Option Plan beginning in the year 2002;

     Whereas it is the intention of the Company to provide the Executive with option exercise terms no less favorable than the terms of options granted to other plan participants;

     Now, Therefore, in consideration of the above premises and mutual covenants contained in the Employment Agreement and for good and other valuable consideration, the Parties agree to amend the Employment Agreement as follows:

     Paragraph 14 (a) (iii) is amended to read as follows:

     "(iii) full vesting of all outstanding stock options with exercise periods
     (a)for all outstanding stock options granted prior to the year 2002, equal to the lesser of one year and the remainder of their originally scheduled terms and (b)for all outstanding stock options granted in the year 2002 and thereafter, equal to the lesser of three years and the remainder of their originally scheduled terms."

     Paragraph 14 (b) (iv) is amended to read as follows:

     "(iv) full vesting of all outstanding stock options with exercise periods
     (a) with respect to all outstanding stock options granted prior to the year 2002, equal to the lesser of one of year and the remainder of their originally scheduled terms and (b)with respect to all stock options granted in the year 2002 and thereafter, equal to the lesser of three years and the remainder of their originally scheduled terms; and"

     Paragraph 14 (d) (v) is amended to read as follows:

     "(v) all outstanding stock options shall become fully vested and exercisable. All stock options granted prior to the year 2002 shall remain exercisable for a period equal to the lesser of the remainder of their originally scheduled terms and five years and all stock options granted in the year 2002 or thereafter shall remain exercisable for the remainder of their originally scheduled terms."

     Paragraph 14(f) is amended to read as follows:

     "Retirement. The Executive shall be entitled to retire, for purposes of the stock options granted to him, whether pursuant to Section 6(b) and 7(a) hereof or otherwise, by voluntarily terminating his employment on or after the third anniversary of the Commencement Date. Upon such termination for retirement, any stock options which are not then vested shall become exercisable. All stock options granted prior to the year 2002 shall remain exercisable for a period equal to the lesser of the remainder of their originally scheduled terms and five years and all stock options granted in the year 2002 or thereafter shall remain exercisable for the remainder of their originally scheduled terms."

                                        The Gillette Company



                                        By: /s/ Edward E. Guillet
                                            ------------------------------------
                                            Edward E. Guillet



                                            /s/ James M. Kilts
                                            ------------------------------------
                                            James M. Kilts





                       Amendment to Employment Agreement

     This amendment (the "Amendment") to the Employment Agreement by and between The Gillette Company (the "Company") and James M. Kilts (the "Executive") dated January 19, 2001, as amended as of January 19, 2001 and as further amended August 27, 2002 (the "Employment Agreement") is made and entered into as of this 6th day of August, 2003.

     Whereas, unless otherwise specified below, terms defined in the Employment Agreement shall have the same meaning when used in this Amendment;

     Whereas, the Company and the Executive mutually desire to extend the term of the Employment Agreement through January 19, 2005, under certain modified terms and conditions;

     In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

        1. The Executive and the Company mutually waive their rights, as provided in the first sentence of Paragraph 2 of the Employment Agreement, to terminate the Employment Agreement as of January 19, 2004. The Company and the Executive mutually agree to extend the Term of Employment for an additional year expiring on January 19, 2005. This waiver shall not affect the termination rights of the Company or the Executive with respect to extensions of the Agreement beyond January 19, 2005.

        2. The Company hereby grants the Executive a contract extension award which shall be calculated and become payable in accordance with the following terms and conditions:

                (a) The amount of the contract extension award shall be calculated by multiplying the amount, if any, of the increase in the Fair Market Value of a share of the Company's common stock ("FMV") between June 19, 2003 and the Valuation Date (as defined below) by One Million ("the Award").

                (b) (i) If the Executive ceases to be employed by the Company prior to January 2, 2004 by reason of a termination of employment by the Company without Cause or by the Executive with Good Reason or by reason of Death or Disability, the provisions of paragraph 2(c) below shall not apply and both the Valuation Date and the Settlement Date shall be the earlier of (A) a date selected by the Executive (or in the case of the Executive's death, the personal representative of his estate) or (B) (x) in the event of termination by the Company without Cause or by the Executive with Good Reason the earlier of June 19, 2013 or, in the event of the Executive's death following such termination, the third anniversary of his death or (y) in the event of termination by reason of Death or Disability, the third anniversary of such termination. If a Change of Control occurs prior to January 2, 2004 and the Executive's employment with the Company terminates as described in this clause (b) (i) the Award will be appropriately and equitably adjusted with respect to any or all of the number, price and kind of shares underlying the Award to preserve the potential value of the Award.

                (ii) If a Change of Control occurs prior to January 2, 2004 and the Executive remains employed by the Company on January 2, 2004, the Settlement Date shall be January 2, 2004 and the Valuation Date shall be the date of the Change of Control.

                (iii) Upon the occurrence of such Settlement Date, the Executive or, in the case of his death, his estate, shall be paid in cash the amount of the Award.

                (c) (i) In the event the Executive remains employed by the Company on January 2, 2004, the Award shall be converted into Stock Units ("SUs") and be credited to a Stock Unit account for the Executive on the books of the Company as of January 2, 2004. The number of SUs (rounded to the nearest thousandth of a share) shall be calculated by dividing the amount of the Award by the FMV on January 2, 2004. If such date is not a business day on which the Company's common stock is traded on the NYSE, such calculation shall be made using the FMV on the next business day on which the Company's common stock is traded on the NYSE (January 2, 2004 or such later date, "the Calculation Date".

     Each time a dividend is paid on the Company's common stock having a record date on or after January 2, 2004, the Company shall make additional credits to the Executive's SU account calculated by multiplying the dividend amount per share of the Company's common stock by the number of SUs credited to the Executive's account as of the record date of the dividend and dividing the result by the FMV as of the dividend payment date.

                (ii) The value of the Executive's SU account shall be paid to the Executive in cash in a single lump sum on the "Payment Date" which shall be the earlier of (A) the date one year from the date of his termination of employment or (B) a Change of Control. The payment shall equal the FMV of the SUs credited to his account on the Payment Date. If such date does not fall a business day on which the Company's common stock is traded on the NYSE, such calculation shall be made using the FMV as of the next business day on which the Company's common stock is traded on the NYSE.

                (iii) Notwithstanding the above, the Executive shall be entitled to receive the dollar value of the SUs held in his account only if he remains employed by the Company through January 19, 2005 unless prior to such date there is (A) a Change of Control or (B) a termination of employment which is initiated by the Company without Cause, initiated by the Executive for Good Reason, or as a result of Death or Disability. In the event the Executive's employment is terminated by the Company with Cause or by the Executive voluntarily without Good Reason prior to January 19, 2005, the Award shall be cancelled and no payment shall be made by the Company pursuant to this Paragraph 2. In the event of the Executive's death prior to the payment of the award, the value of his SU account shall be paid to his estate on the one year anniversary of his termination of employment.

        3. Unless the Executive's employment is terminated prior to January 2, 2004 the Company will grant the Executive, under The Gillette Company 1971 Stock Option Plan or any successor plan, a ten year option to purchase One Million shares of common stock of the Company at a price representing FMV on January 2, 2004; provided that if a Change of Control has occurred prior to January 2, 2004, the number, price and kind of shares subject to such option shall be appropriately and equitably adjusted to preserve the potential value of such options. If the Company's stock, for any reason, is not traded on the NYSE on January 2, 2004, such options shall be priced on the next business day thereafter that the Company's stock is traded on the New York Stock Exchange. Such options shall vest annually in one third segments over a three year period, such that the first segment vests on January 19, 2005, the second segment vests on January 19, 2006, and the final segment vests on January 19, 2007. If the Executive's employment is terminated prior to January 19, 2005 due to termination by the Company for Cause or Voluntary Termination, the option shall be cancelled and no portion thereof shall be exercisable. If the Executive's employment is terminated prior to January 19, 2005 due to Death, Disability, termination at the initiation of the Company without Cause or the Executive's resignation for Good Reason or a Change of Control of the Company occurs, all segments of the option shall vest upon such event and remain exercisable for the remaining term of the option .

        4. Paragraph 14(f) of the Agreement is amended to read as follows:

        "Retirement. The Executive shall be entitled to retire for the purposes of the stock options granted to him prior to January 2, 2004, by voluntarily terminating his employment after January 19, 2004 whereupon any such stock options which are not then vested shall become vested and exercisable. The Executive shall be entitled to retire for the purposes of any stock options or other equity-based or other long-term incentive awards granted to him on or after January 2, 2004 ("New Awards") by voluntarily terminating his employment after January 19, 2005 whereupon any New Awards which are not then vested shall become vested and exercisable. All stock options granted prior to the year 2002 shall remain exercisable for a period equal to the lesser of the remainder of their originally scheduled terms and five years and all stock options granted in the year 2002 and thereafter shall remain exercisable for the remainder of their originally scheduled terms."

        5. Paragraph 11(b) of the Agreement is amended to read as follows:

        "(b) reimbursement of tax and financial counseling fees under the terms of the Company's Senior Executive Financial Planning Program;"

        6. Unless specifically modified herein, all other terms and conditions of the Agreement shall remain in effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

THE GILLETTE COMPANY


/s/ Edward E. Guillet
----------------------------------------
Edward E. Guillet, Sr. V.P., Human Resources



/s/ James M. Kilts
----------------------------------------
James M. Kilts




                       Amendment to Employment Agreement

     This amendment to the Employment Agreement by and between The Gillette Company (the "Company") and James M. Kilts (the "Executive") dated January 19, 2001, as amended as of January 19, 2001 and as further amended August 27, 2002 and August 6, 2003 (the "Employment Agreement") is made and entered into as of this 24th day of March, 2004.

     Whereas, unless otherwise specified below, terms defined in the Employment Agreement shall have the same meaning when used in this amendment;

     Whereas, the Company and the Executive mutually desire to extend the term of the Employment Agreement through January 19, 2006, under certain modified terms and conditions;

     In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

        1. The Executive and the Company having mutually waived their rights under Paragraph 2 of the Employment Agreement mutually agree to extend the term of the Employment Agreement for an additional year expiring on January 19, 2006. This waiver shall not affect the termination rights of the Company or the Executive with respect to extensions of the Agreement beyond January 19, 2006.

        2. (a) Unless the Executive's employment is terminated prior to June 30, 2004 by reason of Termination for Cause, resignation without Good Reason, Disability or Death, no later than June 30, 2004 the Company will grant the Executive, under The Gillette Company 1971 Stock Option Plan or any successor plan thereto, a long term equity opportunity consisting of options to purchase shares of common stock of the Company and/or such other equity awards as may be permitted under a successor plan in such amount and on such terms as shall be determined by the Board of Directors of the Company taking into consideration the long term incentive compensation opportunities for the comparable long term cycle of the chief executive officers of peer group companies ("the 2004 Equity Award").

        (b) If the Executive's employment is terminated prior to January 19, 2006 due to termination by the Company for Cause or resignation without Good Reason, the 2004 Equity Award shall be cancelled.

        (c) If the Executive's employment is terminated after the date of the date of grant but prior to January 19, 2006 due to Death, Disability, Termination by the Company without Cause, the Executive's resignation for Good Reason or a Change of Control occurs, the 2004 Equity Award shall vest and become non-forfeitable and immediately exercisable, redeemable and/or otherwise free of restrictions.

        3. (a) Unless the Executive's employment is terminated prior to June 30, 2005 by reason of Termination for Cause, resignation without Good Reason, Disability or Death, no later than June 30, 2005 the Company will grant the Executive, under The Gillette Company 1971 Stock Option Plan or any successor plan thereto, a long-term equity opportunity consisting of options to purchase shares of common stock of the Company and/or such other equity awards as may be permitted under a successor plan in such amount and upon such terms as shall be determined by the Board of Directors of the Company taking into consideration the long term incentive compensation opportunities for the comparable long term cycle of chief executive officers of peer group companies ("the 2005 Equity Award").

        (b) If the Executive's employment is terminated prior to January 19, 2006 due to termination by the Company for Cause or resignation without Good Reason, the 2005 Equity Award shall be cancelled.

        (c) If the Executive's employment is terminated after the date of grant but prior to January 19, 2006 due to Death, Disability, Termination by the Company without Cause, the Executive's resignation for Good Reason or a Change of Control occurs, the 2005 Equity Award shall vest and become non-forfeitable and immediately exercisable, redeemable and/or otherwise free of restrictions.

        4. Paragraph 14(f) of the Agreement is amended to read as follows:

        "Retirement.

        (i) Options granted on or prior to January 2, 2004.

        The Executive shall be entitled to retire for the purposes of the stock options granted to him prior to January 2, 2004, by voluntarily terminating his employment after January 19, 2004 whereupon any such stock options which are not then vested shall become vested and exercisable. The Executive shall be entitled to retire for the purposes of any stock options granted to him on January 2, 2004 by voluntarily terminating his employment after January 19, 2005 whereupon any such stock options that are not then vested shall become vested and exercisable. All stock options granted prior to the year 2002 shall remain exercisable for a period equal to the lesser of the remainder of their originally scheduled terms or five years, and all stock options granted during the years 2002, 2003 and the January 2, 2004 grant shall remain exercisable for the remainder of their originally scheduled terms.

        (ii) The 2004 and 2005 Equity Award.

        The Executive shall be entitled to retire with respect to the 2004 Equity Award and the 2005 Equity Award by voluntarily terminating his employment after January 19, 2006. Upon such termination for retirement, the 2004 Equity Award and the 2005 Equity Award shall vest and become non-forfeitable, redeemable and/or otherwise free of restrictions and, in the case of any stock options granted under either award, shall become immediately exercisable and shall remain exercisable for the remainder of their original terms; provided that in the event of such a retirement, absent a Change of Control, any shares of stock acquired upon the exercise of any stock options granted under the 2004 Equity Award which vest and become exercisable by reason of such retirement shall not be sold by the Executive for one year from the date of such retirement and any shares of stock acquired by the Executive upon the exercise of any stock options granted under the 2005 Equity Award which vest and become exercisable by reason of such retirement shall not be sold by the Executive for two years from the date of such retirement."

     5. Unless specifically modified herein, all other terms and conditions of the Agreement shall remain in effect.

THE GILLETTE COMPANY


/s/ Edward E. Guillet
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Edward E. Guillet
Senior Vice President, Human Resources



/s/ James M. Kilts
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James M. Kilts